EXHIBIT 99.1

Indiana Community Bancorp Announces Second Quarter Earnings

COLUMBUS, Ind., July 27, 2010 (GLOBE NEWSWIRE) -- Indiana Community Bancorp (the "Company") (Nasdaq:INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the "Bank"), today announced net income for the second quarter of $1.7 million or $0.41 diluted earnings per common share compared to a net loss of $2.8 million or $(0.93) diluted loss per common share a year earlier. Year-to-date net income was $2.1 million or $0.45 diluted earnings per common share compared to a net loss of $2.4 million or $(0.89) diluted loss per common share a year earlier. The quarter over quarter increase in net income was primarily driven by an increase in net interest income of $456,000 and a reduction in the provision for loan losses of $599,000. Total loans increased $9.2 million for the quarter and $13.3 million year-to-date while total deposits increased $19.2 million for the quarter and $35.4 million year-to-date. Chairman and CEO John Keach, Jr. stated, "We are pleased with the solid earnings for the quarter combined with growth in commercial loans and retail deposits." Executive Vice President and CFO Mark Gorski added, "The improvement in net interest margin has been the catalyst in driving increased net interest income. The balance sheet repositioning we completed in December, 2009 and January, 2010 has resulted in a $760,000 increase in quarterly net interest income since year end."

Balance Sheet

Total assets were $1.1 billion as of June 30, 2010, an increase of $50.5 million from December 31, 2009. Total loans increased $9.2 million for the quarter and $13.3 million year-to-date. Commercial and commercial mortgage loans increased $10.1 million for the quarter and $20.4 million year-to-date. Residential mortgage loans and consumer loans decreased $862,000 for the quarter and $7.1 million year-to-date. Commercial loan growth was consistent during the first and second quarters resulting from adding a few new commercial relationships each quarter coupled with providing funding for existing customers.

Total retail deposits increased $19.2 million for the quarter and $35.4 million year-to-date. The growth in retail deposits is being driven primarily from growth in the interest bearing checking and money market categories which increased $32.4 million for the quarter and $41.7 million year-to-date. These increases were offset by a reduction in higher cost certificates of deposit which decreased $8.6 million for the quarter and $5.5 million year-to-date. The Bank is still benefiting from the favorable environment for bank deposits.

Asset Quality

Provision for loan losses totaled $1.5 million for the quarter and $3.6 million year-to-date which represent significant decreases from comparable periods in 2009. Net charge offs were $1.8 million for the quarter and $2.4 million year-to-date. Although charge offs increased in the second quarter of 2010 compared to the first quarter, $1.2 million of charge offs for the second quarter were related to two condominium loans that had established specific reserves from previous quarters. As a result, the allowance for loan losses decreased by $256,000 for the second quarter to $14.3 million at June 30, 2010. The ratio of the allowance for loan losses to total loans increased to 1.91% at June 30, 2010 compared to 1.78% at December 31, 2009. Total non-performing assets increased $1.6 million for the second quarter and $148,000 year-to-date to $34.6 million at June 30, 2010. Non-performing assets to total assets was 3.26% at June 30, 2010. In addition, the Bank received a signed letter of intent for the purchase of its largest other real estate owned property. Management expects the sale to close in the fourth quarter of 2010 and the Bank does not anticipate financing the transaction, although there can be no guarantee that the transaction will close on such terms.

Net Interest Income

Net interest income increased $1.2 million or 17.8% to $7.9 million for the quarter and $1.7 million or 12.2% to $15.3 million year-to-date. The increase in net interest income was primarily attributable to significant improvement in the net interest margin. Net interest margin for the quarter was 3.28%, which represented an increase of 3 basis points on a linked quarter basis and an increase of 40 basis points compared to the fourth quarter of 2009. The increase in the net interest margin was primarily due to the Company's balance sheet repositioning which was executed in December 2009 and January 2010. The prepayment and restructuring of the FHLB advances aided in reducing the Company's overall cost of interest-bearing liabilities. Additionally, the net interest margin was aided by a decrease in deposit costs which have been driven down during the year due to overall market conditions and high levels of liquidity in the banking system.

Non Interest Income

Non interest income increased $196,000 for the quarter and decreased $684,000 year-to-date. Gain on sale of loans decreased $245,000 for the quarter and $950,000 year-to-date due to a significant decrease in origination volumes. A significant reduction in interest rates that began late in 2008 resulted in increased mortgage refinance activity and origination volumes during the majority of 2009. Miscellaneous income increased $344,000 for the quarter and $212,000 year-to-date. The majority of the miscellaneous income increase was due to fee income from trust and investment management, which increased $183,000 for the quarter and $343,000 year-to-date due to an increase in assets under management that resulted from the hiring of an investment consultant during the second quarter of 2009. In addition, 2010 year-to-date miscellaneous income included a net loss on the writedown of other real estate of $361,000. During the first quarter of 2010, the Company wrote down the carrying value of its largest other real estate owned property by $400,000 based on negotiations related to the sale of the property.

Non Interest Expenses

Non interest expenses decreased $557,000 to $6.9 million for the quarter and $682,000 to $14.0 million year-to-date. Compensation and employee benefits expense remained at levels consistent with the prior year for both the second quarter and year-to-date. FDIC insurance expense decreased $247,000 for the quarter due to the $475,000 special assessment which occurred in the second quarter of 2009. Miscellaneous expense decreased $155,000 for the quarter and $447,000 year-to-date due primarily to a decrease in problem loan workout related costs.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	June 30,	December 31,
	2010	2009

Assets:
Cash and due from banks	$12,845	$10,808
Interest bearing demand deposits	4,792	41,253
Cash and cash equivalents	17,637	52,061
Interest bearing time deposits	410	410
Securities available for sale at fair value (amortized cost $229,344 and $149,031)	230,998	149,633
Securities held to maturity at amortized cost (fair value $0 and $3,392)	--	3,674
Loans held for sale (fair value $3,392 and $6,213)	3,295	6,075
Portfolio loans:
Commercial and commercial mortgage loans	548,320	527,946
Residential mortgage loans	93,169	97,551
Second and home equity loans	96,361	97,071
Other consumer loans	13,379	15,312
Unearned income	(174)	(99)
Total portfolio loans	751,055	737,781

Allowance for loan losses	(14,339)	(13,113)
Portfolio loans, net	736,716	724,668

Premises and equipment	16,156	15,151
Accrued interest receivable	3,980	3,533
Other assets	51,676	55,118
TOTAL ASSETS	$1,060,868	$1,010,323

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Demand	$76,749	$80,938
Interest checking	195,921	170,226
Savings	45,896	42,520
Money market	223,080	207,089
Certificates of deposits	333,540	339,025
Retail deposits	875,186	839,798
Public fund certificates	508	507
Wholesale deposits	508	507
Total deposits	875,694	840,305

FHLB advances	64,917	55,000
Junior subordinated debt	15,464	15,464
Other liabilities	17,631	14,630
Total liabilities	973,706	925,399

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,105	21,054
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,385,079 and 3,358,079	21,097	21,060
Retained earnings, restricted	44,309	42,862
Accumulated other comprehensive income (loss), net	651	(52)

Total shareholders' equity	87,162	84,924

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,060,868	$1,010,323

INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest Income:
Securities and interest bearing deposits	1,448	839	2,539	1,667
Commercial and commercial mortgage loans	7,432	7,586	14,788	15,168
Residential mortgage loans	1,156	1,609	2,371	3,407
Second and home equity loans	1,141	1,253	2,308	2,531
Other consumer loans	279	369	574	759
Total interest income	11,456	11,656	22,580	23,532

Interest Expense:
Checking and savings accounts	519	352	975	625
Money market accounts	450	615	941	1,089
Certificates of deposit	2,285	2,745	4,717	5,513
Total interest on retail deposits	3,254	3,712	6,633	7,227

Brokered deposits	--	51	--	107
Public funds	2	18	4	70
Total interest on wholesale deposits	2	69	4	177
Total interest on deposits	3,256	3,781	6,637	7,404

FHLB advances	262	1,088	525	2,276
Other borrowings	--	1	--	1
Junior subordinated debt	76	112	150	248
Total interest expense	3,594	4,982	7,312	9,929

Net interest income	7,862	6,674	15,268	13,603
Provision for loan losses	1,496	6,788	3,591	8,886
Net interest income (loss) after provision for loan losses	6,366	(114)	11,677	4,717

Non Interest Income:
Gain on sale of loans	429	674	786	1,736
Gain on securities	12	--	12	--
Other than temporary impairment losses	--	--	(55)	--
Service fees on deposit accounts	1,698	1,594	3,182	3,048
Loan servicing income, net of impairment	121	140	236	273
Miscellaneous	672	328	934	722
Total non interest income	2,932	2,736	5,095	5,779

Non Interest Expenses:
Compensation and employee benefits	3,310	3,454	7,059	7,132
Occupancy and equipment	960	962	1,914	1,994
Service bureau expense	490	513	968	992
FDIC insurance expense	528	775	1,035	1,075
Marketing	205	191	389	407
Miscellaneous	1,415	1,570	2,651	3,098
Total non interest expenses	6,908	7,465	14,016	14,698

Income (loss) before income taxes	2,390	(4,843)	2,756	(4,202)
Income tax provision (credit)	705	(2,001)	653	(1,800)
Net Income (loss)	$1,685	$(2,842)	$2,103	$(2,402)

Basic earnings (loss) per common share	$0.41	$(0.93)	$0.45	$(0.89)
Diluted earnings (loss) per common share	$0.41	$(0.93)	$0.45	$(0.89)

Basic weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,358,079
Dilutive weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,358,079
Dividends per common share	$0.010	$0.120	$0.020	$0.240

Supplemental Data:	Six Months Ended		Year to Date
(unaudited)	June 30,		June 30,
	2010	2009	2010	2009
Weighted average interest rate earned
on total interest-earning assets	4.78%	5.04%	4.83%	5.19%
Weighted average cost of total
interest-bearing liabilities	1.52%	2.24%	1.59%	2.28%
Interest rate spread during period	3.26%	2.80%	3.24%	2.91%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	3.28%	2.88%	3.27%	3.00%
Total interest income divided by average
Total assets (on annualized basis)	4.38%	4.63%	4.41%	4.77%
Total interest expense divided by
average total assets (on annualized basis)	1.38%	1.98%	1.43%	2.01%
Net interest income divided by average
total assets (on annualized basis)	3.01%	2.65%	2.98%	2.76%

Return on assets (net income divided by
average total assets on annualized basis)	0.64%	-1.13%	0.41%	-0.49%
Return on equity (net income divided by
average total equity on annualized basis)	7.85%	-12.45%	4.95%	-5.27%

	June 30,	December 31,
	2010	2009

Book value per share outstanding	$ 19.51	$ 19.02

Nonperforming Assets:
Loans: Non-accrual	$ 19,474	$ 19,889
Past due 90 days or more	--	1,410
Restructured	3,454	499
Total nonperforming loans	22,928	21,798
Real estate owned, net	11,635	12,603
Other repossessed assets, net	10	24
Total Nonperforming Assets	$ 34,573	$ 34,425

Nonperforming assets divided by total assets	3.26%	3.41%
Nonperforming loans divided by total loans	3.05%	2.95%

Balance in Allowance for Loan Losses	$ 14,339	$ 13,113
CONTACT:  Indiana Community Bancorp
          John K. Keach, Jr., Chairman, Chief Executive Officer
            (812) 373-7816
          Mark T. Gorski, Executive Vice President,
           Chief Financial Officer
            (812) 373-7379